Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CSG Systems International, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting incorporated by reference in this Registration Statement of CSG Systems International, Inc. on Form S-8.

Our report with respect to the consolidated financial statements refers to a change in the method of accounting for stock-based compensation during 2003.

/s/ KPMG LLP

Denver, Colorado

June 3, 2005